December 29, 2003



Board of Directors
High Country Bancorp, Inc.
7360 West US Highway 50
Salida, Colorado 81201

                  Re:      Registration Statement on Form S-8

Gentlemen:

     We have acted as counsel to and for High Country Bancorp, Inc., a Colorado corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement"), for the purpose of registering under the Securities Act of 1933, as amended, up to 45,000 shares (the "Shares") of the Company's common stock, $.01 par value per share (the "Common Stock"). The Shares are issuable (i) upon the exercise of options ("Options") and/or stock appreciation rights ("SARs") granted under the Company's 2003 Incentive Equity and Deferred Compensation Plan (the "Plan"), (ii) upon the grant of stock awards ("Stock Awards") under the Plan, and (iii) upon election by any eligible director, officer or employee of the Company to receive deferred compensation in the form of Common Stock ("Deferral Election") pursuant to the Plan.

     In our capacity as counsel, we have been requested to render the opinion set forth in this letter and, in connection therewith, we have reviewed the following documents: (i) the Registration Statement, (ii) the Plan, (iii) the Articles of Incorporation and Bylaws of the Company, in each case, certified as true and correct by the Secretary of the Company as of the date hereof, (iv) certain minutes of meetings or unanimous consents of the Company's Board of Directors, certified as true and correct by the Secretary of the Company, and
(v) a certificate of the President and Secretary of the Company dated December 29, 2003.

     In rendering this opinion, we have assumed and relied upon, without independent investigation, (i) the authenticity, completeness, truth and due authorization and execution of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents submitted to us as originals, and (iii) the conformity to the originals of all documents submitted to us as certified or photostatic copies.

     The law covered by the opinion expressed herein is limited to the Colorado Business Corporation Act, as compiled in Prentice hall Corporation Statutes, without regard to cases decided thereunder.

     This opinion letter is given only with respect to laws and regulations presently in effect. We assume no obligation to advise you of any changes in law or regulation which may hereafter occur, whether the same are retroactively or prospectively applied, or to update or supplement this letter in any fashion to reflect any facts or circumstances which hereafter come to our attention.

     Based upon, and subject to, the foregoing, we are of the opinion that the Shares, when issued (i) upon proper exercise of the Options and/or SARs and payment of the consideration required, (ii) upon the grant of Stock Awards, or
(iii) upon a Deferral Election, pursuant to and in accordance with the Plan, will be validly issued, fully paid and nonassessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and we further consent to the reference to our firm under the caption "Legal Matters" in the prospectus as legal counsel who have passed upon the legality of the securities offered thereby.

                                         Very truly yours,

                                         STRADLEY, RONON, STEVENS & YOUNG, LLP


                                         By:/s/ Joel E. Rappoport
                                            ------------------------------------
                                            Joel E. Rappoport, A Partner